Exhibit 10.2

PROCERA NETWORKS, INC.
AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENT
Restricted Common Stock at $1.17 per Share

This Amendment No. 1 (the “Amendment”) to that certain Subscription Agreement dated August 22, 2008 (the “Agreement”) by and between Procera Networks, Inc., a Nevada corporation (the “Company”), and Thomas A. Saponas (“Purchaser”) is made and entered into by the Company and Purchaser as of the 12th day of September, 2008.  All capitalized but undefined terms used herein shall have the meaning set forth in the Agreement

Whereas, Purchaser entered into the Agreement whereby Purchaser agreed to purchase 909,091 shares of the Company’s restricted common stock at a discounted $1.10 per share;

Whereas, the parties wish to amend the Agreement so that Purchaser’s per share purchase price reflects the current fair market value of the Company’s common stock; and

Whereas, the current fair market value of the Company’s common stock is $1.17, reflecting the most recent closing price of the common stock as of September 11, 2008.

Now, Therefore, It Is Agreed between the parties as follows:

1.  Section 1(b)(iii) of the Agreement is amended and restated to read as follows:

The Participant’s check in the amount of $999,999.00 in exchange for 854,700 Shares purchased (at a price per share of $1.17) net to the Company, or wire transfer sent according to the Company’s instructions.

2.  Section 1(f) of the Agreement is amended and restated to read as follows:

The Company’s may choose to employ one or more placement agents, and/or other advisors, broker dealers and/or finders, (collectively “Placement Agents”). In the event the Company uses one or more Placement Agents, such Placement Agent(s) shall receive commissions , fees and other consideration by the Company individually and in aggregate of not greater than  (i) Seven and one half Percent (7.5%) of Participant’s investment amount, and (ii) a warrant to purchase shares of common stock of the Company equal to Three Percent (3%) of the total Shares purchased by Participant, at an exercise price equal to $1.75 per share.  All cash commissions are costs to the Participant in addition to the net $1.17 per share to the Company.

3.  The number of shares subscribed for and the total subscription amount under Section 9 of the Agreement are amended and restated as follows:

Number of Shares subscribed for at $1.17 per share: 854,700
Total Subscription Amount:  $999,999.00

In Witness Whereof, the parties hereto have executed this Amendment as of the day and year first above written.

Company

Procera Networks, Inc.
a Nevada corporation

By:	/s/ Paul Eovino
Title: VP Finance

Purchaser

/s/ Thomas A. Saponas
Thomas A. Saponas